SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                            SCHEDULE 14C INFORMATION

                Proxy Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:
[X] Preliminary information statement
[ ] Confidential, for use of the Commission only (as permitted by
    Rule 14c-5(d)(2))
[ ] Definitive information statement

                                NETOBJECTS, INC.
                (Name of Registrant as Specified in its Charter)

                      ------------------------------------

Payment of filing fee (Check the appropriate box):

[ ] No fee required

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11 (1) Title of each class of securities to which transaction applies:
                           N/A
         --------------------------------------------

(2) Aggregate number of securities to which transaction applies:
                           N/A
         --------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                           N/A
         --------------------------------------------

(4)      Proposed maximum  aggregate value of transaction:
                           $4,000,000
         --------------------------------------------

(5)      Total fee paid:
                           $800
         --------------------------------------------

[   ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provide by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)      Amount Previously Paid:
         ----------------------------
(2)      Form, Schedule or Registration Statement No.:
         ----------------------------
(3)      Filing Party:
         ----------------------------
(4)      Date Filed:
         ----------------------------


           First mailed to stockholders on or about October __, 2001.

                                NETOBJECTS, INC.
                               301 Galveston Drive
                             Redwood City, CA 94063


To the Stockholders of NetObjects, Inc.:

         Enclosed is an Information Statement that we are sending to you in connection with the sale of our remaining software business to Website Pros, Inc. ("Website Pros"), under the terms of an Asset Purchase Agreement dated as of October 10, 2001. In February 2001, we sold our Enterprise division to focus on providing website building software and services to small business customers through our Small Business division. Currently, the Small Business division consists of the NetObjects Matrix Platform and NetObjects Matrix Builder software products and services, NetObjects Fusion and the NetObjects GoBizGo software products and business. The sale of the Small Business division constitutes part of the liquidation and wind up of NetObjects. Upon completion of the sale we intend to cease all operations, make payments to creditors and otherwise conclude the affairs of NetObjects.

         Our board of directors has already approved the Website Pros transaction. The Small Business division represents substantially all of our present operations and assets. IBM Corporation and I collectively hold the power to vote a majority of NetObjects' common stock and we have already approved the transaction by written consent. Therefore, this Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described in this Information Statement. We encourage you to read this Information Statement carefully.

                                                  Sincerely,



                                                  Samir Arora
                                                  Chairman

                                NETOBJECTS, INC.
                               301 Galveston Drive
                         Redwood City, California 94063

                      -------------------------------------

                              INFORMATION STATEMENT
                                       AND
                    NOTICE OF ACTION TAKEN WITHOUT A MEETING

                             Dated October __, 2001

                      -------------------------------------

     This Information Statement and Notice of Action Taken Without a Meeting is furnished to the stockholders of NetObjects, Inc., a Delaware corporation, (the "Company" or "NetObjects") to provide information with respect to an action taken by written consent of the holders of a majority of the outstanding shares of the Company's common stock that were entitled to vote on such action. This Information Statement also constitutes notice of action taken without a meeting as required by Section 228(d) of the Delaware General Corporation Law.

         The written consent approved the sale of the Company's Small Business division to Website Pros for $600,000 in cash and future royalties on future revenues earned by Website Pros from the purchased assets of the Small Business division under the terms of an Asset Purchase Agreement dated as of October 10, 2001 (the "Definitive Agreement"). This transaction involves the sale of substantially all of the property and assets of NetObjects within the meaning of
Section 271(a) of the Delaware General Corporation Law. Because a transaction subject to Section 271(a) requires approval of a majority of the corporation's outstanding voting shares under Delaware law, the board of directors sought the approval of our stockholders for the sale of the Small Business division to Website Pros. Two of our stockholders, IBM and Samir Arora, represent a majority of the outstanding shares of our common stock and have signed the written consent. Therefore, all required corporate approvals of the transaction have been obtained. This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by the Securities Exchange Act of 1934.

                           ---------------------------

                  We Are Not Asking You for a Proxy and You Are Requested Not to Send Us a Proxy.

                           ---------------------------

         The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on September 30, 2001. As of the record date, we had 31,799,616 shares of common stock issued and outstanding. Each share of our common stock entitles its holder to one vote on all matters submitted to a vote of the stockholders.

                               SUMMARY TERM SHEET

         On August 31, 2001, we terminated the employment of all remaining employees of the Company and commenced the process of liquidating and winding up the Company's business. On September 10, 2001, we and Website Pros signed a nonbinding term sheet under which Website Pros agreed to enter into negotiations to purchase the Small Business division. We signed the Definitive Agreement, which was contemplated under the nonbinding term sheet, as of October 10, 2001.

         Our Small Business division provides software and professional services to small businesses desiring online and Web application services that enable them to take advantage of the Internet to expand and improve their business and build a successful Web presence. The principal products of our Small Business division are NetObjects Fusion software, NetObjects GoBizBo software and online services and NetObjects Matrix software and online services. The NetObjects Fusion software has been instrumental in the development of over four million Web sites and has become an industry standard in Web site building. The
NetObjects GoBizGo software is a Web application services site where small businesses can find sources of information, products, and services which provide the solutions and services needed to build a successful Web presence. The NetObjects Matrix software is an integrated suite of essential subscription-based online services designed to be distributed by significant service providers that enables small businesses to take advantage of the Internet to expand and improve their businesses.

         The  following  is a summary of the  material  terms of the  Definitive
Agreement:

         o We will sell and/or perpetually license to Website Pros substantially all of the current assets of our Small Business division, including the NetObjects Fusion software, the NetObjects Matrix Platform, the Net Objects Matrix Builder software and the GoBizGo software division, related service websites, the goodwill of the Small Business division and substantially all of the related intellectual property.

         o We are working with Website Pros to preserve customers and goodwill during the transition period between the execution and delivery of the Definitive Agreement and the consummation of the sale of the Small Business division (the "Closing").

         o We entered into an interim license agreement granting to Website Pros the right to use any of our intellectual property or proprietary information necessary for Website Pros to assist us in supporting current customers and new customers of the Small Business division and to continue to market the Small Business division software products and online services.

         o We will assist Website Pros in obtaining a license to the patents related to the NetObjects Fusion software, which we have sold to Macromedia, Inc. in a separate transaction.

         o We will receive a total of $600,000 in cash immediately upon the Closing, and quarterly earnout payments thereafter based on certain revenues generated from the purchased assets during the three-year period following the Closing. We estimate the current fair market value of the initial cash payment and future royalties to be approximately $4 million. In any event the maximum amount that Website Pros is obligated to pay under the Definitive Agreement is $10 million.

         o As of the Closing, Website Pros will assume certain of our ongoing contractual obligations related to the continued operation of the Small Business division and future licensing and distribution of the Small Business division software products but will not assume any other liabilities of the Company whatsoever, whether related to the Small Business division, its assets or otherwise.

         o The Closing is projected to occur in November 2001, approximately 20 days after the date of this Information Statement.

         The terms of the Definitive Agreement are more specifically described below.

                                  ACTIONS TAKEN

         Our board of directors unanimously authorized and approved the sale of the Small Business division and the material terms of the Definitive Agreement at a telephonic meeting conducted on October 3, 2001. The holders of a majority of our voting stock approved the sale of substantially all of our assets by unanimous written consent on the same date.

         As of September 30, 2001, the record date for this transaction, these stockholders held 16,732,195 shares, or approximately 52.6% of the total number of shares of common stock outstanding. As the transaction and the Definitive Agreement have been approved by a majority of our stockholders, no proxies are being solicited with this Information Statement.

         You are being  provided  with this  Information  Statement  pursuant to
Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder. The sale of the Small Business division will not become effective until at least 20 days after the mailing of this Information Statement. This Information Statement is being mailed to the stockholders on or about October ___, 2001.

                           FORWARD-LOOKING STATEMENTS

         This Information Statement may contain forward-looking statements within the meaning of the federal securities laws. Such statements can be identified by the words "believes", "anticipates", "plans", "expects", and similar expressions. These forward-looking statements include, without limitation, statements about the planned sale of our Small Business division. These forward-looking statements do not constitute assurances regarding future results, including the planned sale of the Small Business division, or the likelihood of earnout payments, if any. Actual results could differ materially from those expressed or implied by these forward-looking statements due to various factors, including the risk that the planned sale of the Small Business division may not be completed. We undertake no obligation to update publicly any forward-looking statements as new information becomes available or relevant events occur in the future.

                       NO DISSENTERS' RIGHTS OF APPRAISAL

         The corporate actions described in this Information Statement will not afford our stockholders the opportunity to dissent from those actions or to receive an agreed or judicially appraised value for their shares of our common stock as a result of those actions.

                     BACKGROUND OF AND REASONS FOR THE SALE

         From our inception through August 31, 2001, the date upon which we commenced the windup of our affairs, we dedicated our business to being a leading provider of software, solutions, and services that enable small businesses to build, deploy and maintain web sites, conduct online e-business, and enable large enterprises to effectively create and manage corporate intranets.

         Our objective was to become a leading provider of online services for small businesses. We focused on partnerships with service providers--from telcos and financial institutions to ISPs and hardware manufacturers--to deliver these services to their small business customers. Our products, including those which comprise the Small Business division, offer partners the technology solutions and services they need to enable their small business customers to successfully leverage the power of the web. Our applications and services empower small businesses by helping them create web sites, engage in e-commerce, and grow and manage their businesses. In deploying these services, our partners benefit from potential new sources of revenue, faster time to market, less administrative overhead, and an improved customer experience.

         As usage of the Internet by businesses and related markets for our products and services evolved, we narrowed our focus in order to become a leading provider of essential online services for small businesses worldwide by partnering with service providers who could provide mass distribution to their small business customers. We made significant progress in building and partnering to create best-of-class Web site builders and online services for services providers and their subscribers. However, we have sustained substantial operating losses since we began our business. Our existing and expected sources of revenues are not adequate to fund future operations of the Small Business division for the long term. Further, despite substantial and concerted efforts for an extended period, we were unable to raise sufficient capital to finance anticipated future losses from operations.

Recent Developments

         On February 18, 2001, we sold our Enterprise division, including our Collage platform, to Merant Incorporated for approximately $18 million in cash. A payment of $14 million was received in the quarter ended March 31, 2001 and $4 million was received as an advance in the quarter ended December 31, 2000. NetObjects Collage provides an integrated platform that combines collaboration with content management, enterprise integration, and dynamic application services. The sale of the Enterprise division substantially reduced our software licensing business and revenue, and we continued to shift our business focus towards online solutions for small business.

         Following the sale of the Enterprise division, our board of directors retained Broadview International LLC, or Broadview, to explore a range of strategic alternatives for the Company. Through introductions initiated by Broadview, we engaged in confidential discussions with several companies regarding an acquisition of NetObjects. None of those discussions ultimately led to an agreement, however.

         On June 13, 2001, the Nasdaq Stock Market sent us a letter advising that on June 20, 2001 our common stock would be delisted from the National Market System because the trading price of our common stock had not met the minimum bid price requirement of at least $1.00 per share required by Nasdaq for listing on the National Market System. We submitted a timely appeal and requested a hearing before a Nasdaq Listing Qualifications Panel. At the hearing which was held on July 26, 2001, we presented our reasons why we believed the common stock should not be delisted from the National Market System, including our proposal to effect a reverse stock split in an effort to bring our minimum bid price per share up to the minimum bid price requirement. On August 29, 2001, the Nasdaq Stock Market notified us that our appeal had been rejected. Our common stock was delisted automatically and our shares began trading on the OTC Bulletin Board.

         As of the conclusion of the third quarter of our 2001 fiscal year on June 30, 2001, our current liabilities, totaling $7.8 million, exceeded our current assets, totaling $6.6 million. Our cash and cash equivalents totaled $4.4 million. Although management took a number of substantial steps to decrease expenses and raise capital, we did not have sufficient cash to continue operation much beyond the end of our fiscal year on September 30, 2001. In addition, our independent auditors advised us that, without substantial additional capital, or a commitment to provide such capital, our financial statements would be subject to a "going concern" qualification. Based on our limited amount of cash, management and our board of directors determined that it was necessary to curtail all operations and lay off all remaining employees effective August 31, 2001. Executive officers also resigned. Mr. Ernie Cicogna was appointed Liquidation Manager and retained as an independent contractor with instructions to retain a minimal staff of independent contractors and to liquidate the Company's assets and settle with creditors as expeditiously as possible.

         On September 11, 2001, we filed a Form 15 with the Securities and Exchange Commission, or SEC, to deregister our common stock under the Securities Exchange Act of 1934. As a result, our obligation to file periodic reports, including our quarterly and annual reports, has been suspended immediately and the OTC Bulletin Board has ended trading in our common stock. The deregistration is expected to become effective on December 10, 2001, unless the SEC permits us to deregister sooner. The Board of Directors considered the number of stockholders of record, the stock's trading volume and our financial condition as three relevant factors in making this decision. In addition, deregistration will result in significant time and cost savings.

         On September 10, 2001 and September 19, 2001, respectively, we entered into nonexclusive license agreements for the use of the GoBizGo software with two different companies. On October 10, 2001, we sold 11 patents and two pending patent applications to Macromedia, Inc. for $1 million. As part of the transaction, Macromedia, Inc. agreed to grant a perpetual nonexclusive license for these patents to the purchaser of the Small Business division.

         We expect most, if not all, of the proceeds from these transactions and the sale of the Small Business division will be used to pay current and certain ongoing expenses and existing creditors of the Company. At present, we do not believe that there will be any funds available for distribution to stockholders after the Company's business has been wound up and its creditors have been paid the amount the Company believes to be due and payable.

             DESCRIPTION OF THE SALE OF THE SMALL BUSINESS DIVISION.

Terms of the Definitive Agreement

         Assets to be Sold

         The assets being sold or licensed or otherwise transferred to Website Pros as part of the sale of our Small Business division are located at our facility in Redwood City, California and constitute substantially all of the assets of the Company, referred to as the "Specified Assets." The Specified Assets being sold consist primarily of:

         o A perpetual, fully-paid, irrevocable license, under all of the Company's patents and patent rights with respect to all NetObjects Matrix software, NetObjects Fusion software and the GoBizGo software;

         o All trademarks, trademark applications, trade names, service marks, service mark applications and domain names of the Company and its subsidiaries;

         o All goodwill and similar assets of the Company and its subsidiaries relating to the Small Business division, the right to use the names "NetObjects," "Matrix," "NetObjects Fusion" and "GoBizGo," and all of the Company's proprietary assets, technology, proprietary rights or other intellectual property rights or intangible assets;

         o All inventories, equipment (including leased equipment but only to the extent expressly assumed by Website Pros), all advertising and promotional materials of the Company relating to the Small Business division and other tangible assets of the Company and its subsidiaries;

         o Our rights under most of our third-party contracts, agreements, leases, purchase orders, sales orders and other similar types of instruments to which we are a party and which relate to the Small Business division; and

         o Books, records, files, data and other assets of the Company relating primarily to the Small Business division.

         Consideration

         In exchange for the sale and license of the purchased assets of the Small Business division described above, we are entitled to receive $600,000 in cash at the Closing and quarterly payments based upon license fee and service revenues generated during the three-year period from the date of the Closing as follows:

         o 100% of all NetObjects Matrix licensing and service fees earned from IBM, less specified costs;

         o 70% of all NetObjects Matrix licensing and service fees earned from a distributor located in Germany, less specified costs;

         o 25% of all other NetObjects Matrix licensing and service fees, less specified costs, earned from other customers in the first year, 15% in the second year and 10% in the third year for existing customers, or 5% in the third year for new customers;

         o 30% of all NetObjects Fusion licensing fees, less specified costs, earned from customers in the first year, 20% in the second year and 10% in the third year for existing customers, or 5% in the third year for new customers; and

         o 20% of all GoBizGo licensing fees, less specified costs, earned from customers in the first year, 10% in the second year and 10% in the third year for existing customers, or 5% in the third year for new customers.

Under the Definitive Agreement, the total payments made by Website Pros to us for license fee and service revenues generated during the three-year period, including the initial $600,000 payments, will not exceed $10 million. We believe the present value of all of these payments, based upon our current assumptions, is approximately $4 million.

         Representations and Warranties

         We made representations and warranties in favor of Website Pros that relate to a number of matters, including:

         o   our due organization and good standing;

         o the authorization, execution, delivery and enforceability of the Definitive Agreement;

         o   the absence of litigation and our compliance with laws;

         o the absence of changes in the business and operations of the Small Business division since June 30, 2001;

         o our title to the assets to be sold and our ability to sell the assets without any third-party consents;

         o our ownership of or right to use, and the non-infringement of the rights of third parties to, intellectual property being sold;

         o   the performance of the software products being sold;

         o the absence of infringement of the intellectual property of the Small Business division by third parties;

         o the absence of breaches of service and license agreements related to the Small Business division which are being assumed;

         o the absence of conflict with or violation of any law, judgment or contract and our certificate of incorporation and bylaws;

         o   the filing of tax returns and the payment of taxes; and

         o   our customer and distributor relations.

         The Definitive Agreement also includes representations and warranties made by Website Pros in favor of us that relate to a number of matters, including:

         o   Website Pros' due organization and good standing;

         o the authorization, execution, delivery and enforceability of the Definitive Agreement; and

         o the absence of conflict with or violation of any law, judgment or contract and Website Pros' articles of incorporation and bylaws.

         Covenant not to Solicit; Covenant not to Merge

         We agreed not to authorize or permit the sale, disposition or encumbrance of the assets of the Small Business division or consider or solicit any offers, engage in negotiations or make any agreement with respect to any such transaction with any other entity other than Website Pros prior to the Closing. We also agreed not to enter into a merger or consolidation with any other entity other than Website Pros prior to the Closing.

         Conditions to Closing

         The obligation of Website Pros to purchase the Small Business division is subject to the satisfaction of the following conditions:

         o our representations and warranties contained in the Definitive Agreement are materially true and correct on the Closing date as if made on that date;

         o we perform or comply with all of our covenants and agreements required by the Definitive Agreement prior to the Closing date;

         o we execute and deliver to Website Pros specified documents required to transfer the assets of the Small Business division to Website Pros;

         o   we deliver to Website Pros an opinion of our counsel;

         o no action or proceeding by or before any federal, state, local, municipal, foreign or other governmental body or authority is instituted or threatened which prohibits or invalidates the sale; and

         o Website Pros successfully obtains from Macromedia, Inc. a license granting to Website Pros a royalty-free, perpetual right to use the Fusion Patents in any current and future NetObjects Fusion products and the right to sell, transfer or assign such license in its sole discretion.

         Our obligation to sell the Small Business division is subject to the satisfaction of the following conditions:

         o Website Pros' representations and warranties contained in the Definitive Agreement are materially true and correct on the Closing date as if made on such date;

         o Website Pros performs or complies with all of its covenants and agreements required by the Definitive Agreement to be performed prior to the Closing date; and

         o no action or proceeding by or before any governmental authority is instituted or threatened which prohibits or invalidates the sale.

         Termination

         The Definitive Agreement may be terminated at any time prior to the Closing date:

         o   by written consent of Website Pros and us;

         o by Website Pros or us if it is reasonably concluded that a condition to closing cannot be satisfied prior to November 30, 2001;

         o by Website Pros or us if a court or other federal, state, local, municipal, foreign or other governmental body or authority prohibits the consummation of the transactions contemplated in the Definitive Agreement;

         o   by us if Website  Pros fails to  obtain,  or by Website  Pros if we
             fail  to   obtain   stockholder   approval   of  the   transactions
             contemplated in the Definitive Agreement, if necessary;

         o by Website Pros if we solicit, engage in discussions regarding, or enter into a transaction with a third party to acquire all or a material portion of the Small Business division or any of the Specified Assets; or

         o by us if Website Pros breaches, or by Website Pros if we breach, our respective representations and warranties set forth in the Definitive Agreement if the breach is not cured within 30 days following receipt by the breaching party of written notice of the breach from the non-breaching party.

         Neither party may terminate the Definitive Agreement if it is in material breach of its obligations or representations and warranties under the Definitive Agreement. The termination of the Definitive Agreement will not relieve any party of liability for any breach of the Definitive Agreement.

         Indemnification

         We agreed to indemnify Website Pros for --

         o any liability relating to our business that is not expressly assumed by Website Pros;

         o any liability related to the Small Business division arising prior to the Closing date;

         o any breach by us of our representations and warranties in the Definitive Agreement; and

         o   our   noncompliance   with  our  covenants  or  agreements  in  the
             Definitive Agreement.

         For most matters, our indemnification obligation will survive the closing of the transaction for one year, and we will have no liability for indemnity under any representation or warranty for any claim not brought within that period. Additionally, for most matters, we will not be liable for any claims until the aggregate amount of liability exceeds $100,000, and our potential liability will not exceed $10 million. Our representations regarding our certificate of incorporation and bylaws, absence of changes, customer and distributor relations, intellectual property and contracts assumed by Website Pros terminates upon the Closing and our liability for breaches of those representations also terminates upon the Closing.

         In addition, Website Pros agreed to indemnify us for --

         o   any liability that is expressly assumed by Website Pros;

         o any liability related to the operation of the Small Business division by Website Pros during the period from the execution of the Definitive Agreement to the Closing date;

         o any liability related to the operation of the Small Business division or its own existing business by Website Pros following the Closing date;

         o any breach by Website Pros of its representations and warranties in the Definitive Agreement; and

         o Website Pros' noncompliance with its covenants or agreements in the Definitive Agreement;

           Website Pros' indemnification obligation will survive the closing of the transaction for one year.

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

         Limitation of Remedies

         In the event of any claim arising out of the Definitive Agreement, other than a claim of fraud, the exclusive remedy of either party will be the right to terminate the agreement and/or the right of indemnification.

         Expenses

         We and Website Pros will each pay our own fees and expenses (including fees and expenses of legal counsel) in connection with the sale of the Small Business division whether or not the sale is completed. However, we would be required to reimburse Website Pros for its fees and expenses (including fees and expenses of their legal counsel, accountants, financial advisors and any filing fees), plus $300,000, if:

         o we cannot complete the transaction by November 30, 2001 or we are unable to obtain the required stockholder approval for the sale (in either case through no fault of Website Pros) and we have received an offer from a third party to purchase the Small Business division; or

         o Website Pros terminates the Definitive Agreement prior to Closing because we solicited, negotiated, approved or entered into a letter of intent or similar document contemplating a third party offer to purchase the Small Business division following execution of the Definitive Agreement.

Taxation

         We expect to recognize taxable income from the sale of the Small Business division before taking into account the current tax year's operating losses and available net operating loss carryforwards from prior years. We have not yet prepared income tax returns for the tax year ended September 30, 2001 and have not calculated the income tax consequences.

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

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the common stock as of September 30, 2001 for (a) each person known to us to own beneficially more than 5% of our common stock, (b) each of our directors, (c) the Company's former Chief Executive Officer and (d) all directors as a group. All of the Company's executive officers, including its
Chief Executive Officer, resigned prior to end of the last fiscal year, September 30, 2001. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of all persons listed below is c/o NetObjects, Inc., 301 Galveston Drive, Redwood City, CA 94062.
                                                 Shares Beneficially Owned (1)
                                               ---------------------------------
Name of Beneficial Owner                             Number             Percent
------------------------                             ------             -------
International Business Machines Corporation (2)   15,542,050              48.4%
New Orchard Road
Armonk, NY 10504

Current Directors:
Samir Arora (3)                                    3,212,782              10.1%
Robert G. Anderegg                                        --                 --
Lee A. Dayton                                             --                 --
Blake Modersitzki (4)                                  9,167                  *
Michael D. Zisman                                         --                 --
Godfrey Sullivan (5)                                  23,125                  *

All directors as a group (6 persons)               3,245,074              10.2%

--------------------------------------------------------------------------------
* Represents beneficial ownership of less than 1% of the Company's common stock.

(1) The number of shares of common stock issued and outstanding on September 30, 2001 was 31,799,616. Warrants are assumed to be exercised in full notwithstanding the warrant holders' right to exercise the warrant on a "net" basis by surrendering shares of common stock having a value equal to the warrant exercise price upon exercise of the warrant. The persons and entities named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, except as described below.

(2) Includes warrants to purchase 253,194 shares of common stock at approximately $5.35 per share that are exercisable on a net basis and expire on various dates in 2003 and 2004, and warrants to purchase 83,333 shares of common stock at $10.80 per share that are exercisable on a net basis and expire in December 2003.

(3) Represents options held by Mr. Arora to purchase 1,686,109 shares of common stock that are exercisable within 60 days of September 30, 2001. Mr. Arora's options have various exercise prices ranging from $0.47 per share to $13.19 per share. Includes 344,374 shares of common stock owned by Information Capital LLC, wholly owned by Mr. Arora, and 362,141 shares of common stock held by Rae Technology II LLC, of which he is President and owns a majority of the equity interests. Mr. Arora exercises shared voting and dispositive power over the shares held by Rae Technology II LLC, but disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

(4) Represents options held by Mr. Modersitzki to purchase 9,167 shares of common stock that are exercisable within 60 days of September 30, 2001.

(5) Represents options held by Mr. Sullivan to purchase 23,125 shares of common stock that are exercisable within 60 days of September 30, 2001. Mr. Sullivan became a director in August 2001 and received an automatic grant of options to purchase 20,000 shares of common stock plus a grant of options to purchase 25,000 shares of common stock which vest and become exercisable pro rata at the end of each month for 24 months while Mr. Sullivan serves as a director.

                           COMPANY CONTACT INFORMATION

         All inquiries regarding the Company should be addressed to the Company's principal executive offices: NetObjects, Inc., 301 Galveston Drive, Redwood City, California 94063, attention: Chairman; telephone (650) 482-3200.



                                           By Order of the Board of Directors:



                                           Samir Arora
                                           Chairman


October ____, 2001

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